GUARANTEE BY KONINKLIJKE PHILIPS ELECTRONICS N.V.

     Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands (the “Guarantor”), hereby irrevocably and unconditionally guarantees to Respironics, Inc., a Delaware corporation, the full and timely performance by Philips Holding USA Inc., a Delaware corporation, and Moonlight Merger Sub, Inc., a Delaware corporation (collectively, the “Philips Companies”), of their respective obligations under the Agreement and Plan of Merger, by and among the Philips Companies and Respironics, Inc., dated as of the date hereof, as it may be amended, modified, supplemented, or waived (the “Merger Agreement”), and agrees to take all actions which apply to affiliates of the Philips Companies under the Merger Agreement. Without limiting the foregoing, Guarantor shall comply with the provisions of Sections 6.1(c), 6.6 and 6.8 of the Merger Agreement as though it were Parent under the Merger Agreement. Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 of the Merger Agreement shall apply to this guarantee, mutatis mutandis, as if they had been fully set forth herein.

Dated December 20, 2007

[signature page follows]

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By: /s/ Gerard J. Kleisterlee
Name: Gerard J. Kleisterlee
Title: Chief Executive Officer

By: /s/ Pierre-Jean Sivignon
Name: Pierre-Jean Sivignon
Title: Executive Vice President and Chief Financial Officer

[Signature Page of Guarantee]